Exhibit 99.1


        Camden National Corporation Announces a 6.9% Increase in Earnings
                     Per Share for the Third Quarter of 2006


     CAMDEN, Maine--(BUSINESS WIRE)--Oct. 31, 2006--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC; the "Company"), today announced third quarter 2006 earnings per diluted share of $0.77, up 6.9% from $0.72 per diluted share for the third quarter of 2005. Net income for the quarter ended September 30, 2006 was $5.1 million versus $5.5 million recorded during the same period a year ago.

     "While we are pleased that the successful completion of the second quarter "Dutch Auction" tender offer is having its expected beneficial effect on the Company's earnings per share," said Daigle, "we remain very much focused on our core operating activities and how best to mitigate the stress being placed on the Company's net interest margin."

     For the first nine months of this year, net income per diluted share increased 5.8% to $2.18, compared to $2.06 per diluted share earned during the same period of 2005. Net income for the nine-month period ended September 30, 2006 was $15.3 million versus $15.8 million from the same period a year ago. The 2006 year-to-date results translated into returns on average equity and average assets of 18.23% and 1.19%, compared to 16.89% and 1.35%, respectively, for the nine months ended September 30, 2005.

     Reflected in the nine-month results for 2006 are the pre-tax impact of a charge to earnings of $645,000 resulting from the Steamship Navigation et al litigation involving Camden National Bank, $283,000 in expenses incurred as part of the consolidation of the Company's two banks, and interest costs of $1.0 million associated with the issuance of trust preferred securities. Without the one-time expenses associated with the litigation and bank consolidation, and the introduction of the trust preferred interest expense, the Company's net income would have been up $181,000, or 3.3%, and $895,000, or 5.7%, respectively, over the third quarter and nine-month period in 2005.

     The Company's total assets at September 30, 2006 were $1.7 billion, an increase of 5.7% over total assets at September 30, 2005. Net loans at September 30, 2006 were $1.2 billion, up 6.9% over net loans at September 30, 2005. Total deposits of $1.2 billion at September 30, 2006 were up 8.0% over the same period a year ago.

     Net interest income of $13.2 million for the third quarter of 2006 reflected a decrease of $1.0 million, or 7.4%, compared to the same period a year ago. Excluding the interest expense on the trust preferred securities, the net interest income would have decreased 3.1% for the third quarter of 2006 compared to the same period in 2005. "As discussed in earlier earnings communiques, the current environment consisting of a prolonged flat yield curve, irrational competitive lending practices, and highly aggressive deposit pricing, continues to impact our margin results," noted Daigle.

     For the third quarter of 2006, the provision for loan and lease losses of $552,000 increased $207,000 over the $345,000 expensed during the same quarter one year ago. For the first nine months of the year, the provision was $1.7 million, an increase of $736,000 over the same period in 2005. At September 30, 2006, non-performing assets to total loans increased to 0.68% from 0.53% at September 30, 2005, and net charge-offs increased to $1.4 million for the nine months ended September 30, 2006, from $733,000 for the same period of 2005. Daigle said, "The credit related issues we have identified are isolated to a few, larger relationships negatively impacted by economic conditions, as opposed to general portfolio weaknesses."

     Non-interest income of $3.0 million for the quarter ended September 30, 2006 was up 13.7% from the same quarter a year ago. This was primarily the result of an increase in income from fiduciary services at Acadia Trust, N.A. and brokerage and insurance commissions from Acadia Financial Consultants, which increased 15.3% to $1.3 million for the third quarter of 2006 over the same period in 2005.

     Non-interest expense for the third quarter of 2006 was $8.2 million, a decrease of $209,000, or 2.5%, over the third quarter of the prior year. The Company's efficiency ratio for the quarter ended September 30, 2006 was 50.60%, up slightly from 49.78% for the third quarter of 2005.

     The Company reported earlier that the Board of Directors approved a dividend of $0.22 per share, payable on October 31, 2006, for shareholders of record on October 16, 2006. At the end of the third quarter of 2006, the price of Camden National Corporation stock closed at $40.20 per share, an increase of $2.53, or 6.7%, above the closing price at September 30, 2005.

     In closing, Daigle stated, "Although we remain cautious regarding the Company's growth prospects for the balance of 2006, we are encouraged by the successful execution of the transition to one bank this past quarter, as well as the spirit of innovation witnessed daily among our workforce. Excellence in execution and innovation are what viable companies require in order to navigate through the turbulence and strong headwinds being experienced in today's economic environment."

     Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) and the Russell 2000(R) under the symbol CAC, is the holding company for a family of two financial services companies, including: Camden National Bank (CNB), a full-service community bank with 27 banking offices serving coastal, western, central and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

     This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

     Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors, please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

     These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


                           Camden National Corporation
                      (In thousands, except per share data)

                                  September   September    December
                                      30,         30,         31,
                                     2006        2005        2005
                                  ----------- ----------- -----------
Balance Sheet Data
Assets                            $1,749,188  $1,655,611  $1,653,257
Loans                              1,244,142   1,163,524   1,182,175
Allowance for loan and lease
 losses                               14,472      13,828      14,167
Investments                          395,426     388,623     367,629
Deposits                           1,220,121   1,129,564   1,163,905
Borrowings                           411,033     383,391     347,039
Shareholders' equity                 102,726     129,442     129,538

Tier 1 leverage capital ratio           7.36%       7.50%       7.60%
Tier 1 risk-based capital ratio        10.74%      10.78%      10.67%
Total risk-based capital ratio         12.23%      12.04%      11.92%

Allowance for loan and lease
 losses to total loans                  1.16%       1.19%       1.20%
Non-performing loans to total
 loans                                  0.68%       0.53%       0.79%
Return on average equity               18.23%      16.89%      16.99%
Return on average assets                1.19%       1.35%       1.34%
Tangible book value per share (1)     $14.71      $16.24      $16.40


                            Three Months Ended       Year To Date
                           9/30/2006  9/30/2005  9/30/2006  9/30/2005
                           ---------- ---------- ---------- ----------
Income Statement Data
Interest income              $27,421    $23,425    $79,516    $65,190
Interest expense              14,258      9,214     38,634     24,613
                           ---------- ---------- ---------- ----------
Net interest income (2)       13,163     14,211     40,882     40,577
Provision for loan and
 lease losses                    552        345      1,656        920
                           ---------- ---------- ---------- ----------
Net Interest income after
 provision for loan and
 lease losses                 12,611     13,866     39,226     39,657
Non-interest income            3,003      2,641      8,710      7,731
Non-interest expense           8,180      8,389     25,656     24,134
                           ---------- ---------- ---------- ----------
Income before income taxes     7,434      8,118     22,280     23,254
Income taxes                   2,298      2,626      6,948      7,465
                           ---------- ---------- ---------- ----------
Net income (3) (4)            $5,136     $5,492    $15,332    $15,789
                           ========== ========== ========== ==========

Efficiency ratio (5)           50.60%     49.78%     51.73%     49.96%

Per Share Data
Basic earnings per share       $0.77      $0.72      $2.18      $2.07
Diluted earnings per share     $0.77      $0.72      $2.18      $2.06
Weighted average shares
 outstanding               6,613,379  7,591,939  7,021,808  7,616,815

(1) Computed by dividing total shareholders' equity less goodwill and core deposit intangible by the number of common shares outstanding.
(2) Excluding the Trust Preferred interest expense of $600, net interest income would have been $13,763 for the third quarter of 2006.
(3) Excluding the Trust Preferred interest expense of $600, net of taxes of $185, and consolidation related expenses of $177, net of taxes of $55, net income would have been $5,673 for the third quarter of 2006.
(4) Excluding the Steamship Navigation litigation charge of $645, net of taxes of $201, the Trust Preferred interest expense of $1,037, net of taxes of $323, and consolidation related expenses of $283, net of taxes of $88, 2006 year-to-date net income would have been $16,684.
(5) Computed by dividing total non-interest expense by the sum of net interest income and total non-interest income.


    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com